Exhibit 99.1

COMTECH TELECOMMUNICATIONS ISSUES LETTER TO STOCKHOLDERS

Melville, NY – October 13, 2011 - Comtech Telecommunications Corp. (NASDAQ: CMTL) announced today that it issued the following letter to its stockholders:

Dear Fellow Stockholders,

Comtech’s Board of Directors and management team are committed to building value for all stockholders and pursuing an open dialogue with our investors. This we have always done and this we will always do.

As you may be aware, MMI Investments, L.P. recently proposed nominees for election as directors at our upcoming Annual Stockholders Meeting. The Company previously met with representatives of MMI at their request on September 20 and, at that time, Comtech and MMI agreed to meet again after the release of our year-end earnings report and filing of our 10-K to continue the conversation and engage in a meaningful dialogue. MMI chose instead to issue a public letter.

On September 27, 2011, we reported better than expected earnings and made a series of positive announcements relating to our business. Despite a difficult operating environment, our core business grew; we increased our share repurchase program and we increased our dividend. Our prudent fiscal oversight and commitment to stockholder value have given the Board of Directors the flexibility to significantly increase our return of capital to stockholders. As we move forward, we intend to continue doing just that.

Since our series of announcements, the Company has met and continues to have conversations with our stockholders about our results and our long-term strategy.  We have been pleased with these meetings and have received constructive and candid feedback that we are incorporating into our internal discussions among the Board and management team regarding the overall strategy for the Company.

We value all of our stockholders’ points of view and remain steadfast in our commitment to an ongoing dialogue with all of our investors. We will address MMI’s director nominees in due course; but for now, we wanted to share with all of our stockholders our perspective on Comtech’s historical performance and future prospects.

Strong Long-Term Stock Price Performance and Value Creation for Stockholders

Over the past ten years, Comtech’s stock price has increased 408.4% as compared to the S&P 600 Small Cap Index, the Russell 2000 Index and the S&P 500 Index which increased 88.8%, 83.7% and 34.3%, respectively. Comtech’s performance over this period represents an average annual return of 17%. We believe this ten-year timeframe is the most accurate measure of Comtech’s long-term performance because it demonstrates the Company’s significant growth irrespective of the increases and declines in revenue from our MTS and BFT contracts.

We believe Comtech’s long-term stock price performance demonstrates the tremendous value the Comtech Board of Directors and management team has generated through its long-term strategy.

CMTL Stock Price Performance vs. Indices – October 2001 to Present

2011: A Year of Strong Performance

The Company has continued to deliver value in a turbulent environment and has consistently met or exceeded earnings expectations. Since the beginning of fiscal 2011, Comtech’s stock has returned 50.4% as compared to the S&P 600 Small Cap Index, the Russell 2000 Index and the S&P 500 Index which increased 7.0%, 5.0% and 8.8%, respectively.  This timeframe reflects the period in which we initiated our annual dividend and stock repurchase plan to return capital to our stockholders.

CMTL Stock Price Performance vs. Indices – August 2010 to Present

The return of 50.4% reflects how Comtech has performed since shortly after we announced that we were unsuccessful in our efforts to win the BFT-2 program in July 2010. To be clear, we are disappointed that we were not able to win this business. However, there is more to the Comtech story than the loss of this program and our business has since been on a solid path.

Our core business (excluding the MTS and BFT-1 programs) grew 2.5% in revenue in fiscal 2011 despite adverse business conditions. We continued to manage these businesses effectively and have positioned them for growth. Comtech remains a technology leader in the markets we serve. We are number one in SCPC satellite earth station modems and over-the-horizon microwave systems and are leaders in all of our other product lines.

All three of the Company’s segments were profitable in fiscal 2011 and are expected to be profitable in fiscal 2012, even as we continue to invest judiciously in R&D for future growth. We have undertaken recent cost reduction efforts which should drive operating efficiencies. We have a strong balance sheet which will support investments in new markets and products.

Prudent Capital Allocation Approach; $168 Million in Aggregate Capital Returned Over Last 12 Months

Over the past year, Comtech has returned a significant amount of capital to stockholders through the implementation of a dividend and a substantial stock repurchase plan. Since authorizing the $100 million stock buyback in September 2010, we have delivered on our commitment and repurchased all of the shares pursuant to the initial authorization, and increased our authorization twice to an aggregate of $350 million. In total, through September 23, 2011, we have returned $142.1 million through stock repurchases and $26.2 million in dividends for a combined $168.3 million in capital to stockholders since September 2010. A summary of the actions we have taken during the past year to return cash to stockholders is as follows:

•	September 2010: Established quarterly dividend of $0.25 per share and announced $100 million stock buyback

•	July 2011: Announced completion of initial $100 million in buyback and authorization of an additional $150 million in stock repurchases

•	September 2011: Increased quarterly cash dividend to $0.275 per share and increased stock buyback plan by a further $100 million to an aggregate of $350 million

Comtech expects to continue to return cash to our stockholders while ensuring we retain the ability to implement our acquisition strategy. We have a long history of being both disciplined and diligent in pursuing our acquisition strategy. In being good stewards of our stockholders’ capital, we will remain disciplined on price.

We have sought, through our stock repurchase and dividend programs, to strike a prudent balance between returning cash to stockholders and retaining cash on-hand to be opportunistic about attractive acquisition candidates.

Comtech’s Independent and Experienced Board Is Committed to Fulfilling Its Fiduciary Responsibility

Comtech’s Board is determined to ensure that the Company is well-positioned to execute its strategy and deliver value to stockholders. The Board is comprised of experienced, independent industry, legal and financial experts. All members of our Board, other than our CEO, are independent. Our Board takes very seriously its responsibility to oversee management and corporate affairs.

In addition, Comtech’s Board of Directors remains committed to strong corporate governance. Comtech continues to review its corporate governance practices and has made many enhancements to these practices in recent years, including the appointment of a lead independent director, Edwin Kantor, the adoption of written Corporate Governance Guidelines, enhanced guidelines regarding related party transactions, the adoption of equity ownership guidelines for certain executive officers, and the adoption of “robust” stock ownership guidelines as defined by Institutional Shareholder Services (ISS) for both the CEO and our Board of Directors. Mr. Kantor is the Chairman of the Nominating and Governance Committee of Comtech’s Board of Directors.

Our Commitment to Stockholders

Your Board and senior management team, after consultation with the Company’s external advisors who have substantial industry and capital markets experience, routinely evaluate the Company’s strategic alternative analyses and future prospects.  We remain confident that we are on the right course to deliver a highly attractive return and value for our stockholders.

Our track record of 17% average annual returns for the past 10 years and a total return of 50.4% since the beginning of the last fiscal year in August 2010 validate our confidence. The Company’s Board and management team are committed to acting in the best interests of all of our stockholders.

Sincerely,
Fred Kornberg
Chairman of the Board and Chief Executive Officer

Edwin Kantor
Lead Independent Director

About Comtech
Comtech Telecommunications Corp. (“Comtech” or the “Company”) designs, develops, produces and markets innovative products, systems and services for advanced communications solutions. The Company believes many of its solutions play a vital role in providing or enhancing communication capabilities when terrestrial communications infrastructure is unavailable, inefficient or too expensive. The Company conducts business through three complementary segments: telecommunications transmission, RF microwave amplifiers and mobile data communications. The Company sells products to a diverse customer base in the global commercial and government communications markets. The Company believes it is a market leader in the market segments that it serves.

Cautionary Statement Regarding Forward-Looking Statements
Certain information in this press release contains forward-looking statements, including but not limited to, information relating to the Company’s future performance and financial condition, plans and objectives of the Company’s management and the Company’s assumptions regarding such future performance, financial condition, and plans and objectives that involve certain significant known and unknown risks and uncertainties and other factors not under the Company’s control which may cause its actual results, future performance and financial condition, and achievement of plans and objectives of the Company’s management to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include the nature and timing of receipt of, and the Company’s performance on, new or existing orders that can cause significant fluctuations in net sales and operating results; the timing and funding of government contracts; adjustments to gross profits on long-term contracts; risks associated with international sales, rapid technological change, evolving industry standards, frequent new product announcements and enhancements, changing customer demands, changes in prevailing economic and political conditions; risks associated with the Company’s legal proceedings and other matters; risks associated with the Company’s MTS and BFT contracts, including the Company's ongoing negotiations with the U.S. Army and pending audit of its BFT-1 contract; risks associated with the Company’s obligations under its revolving credit facility; and other factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”).

Important Information
Comtech plans to file with the SEC and mail to its stockholders a proxy statement in connection with the upcoming annual meeting of stockholders (the “Annual Meeting”). Investors and security holders are urged to read the proxy statement relating to the Annual Meeting and any other relevant documents, including WHITE proxy card, filed with the SEC when they become available, because they will contain important information. Investors and security holders may obtain a free copy of the proxy statement and other documents, including WHITE proxy card (when available), that Comtech files with the SEC at the SEC’s website at www.sec.gov and Comtech’s website at www.comtechtel.com. In addition, the proxy statement and other documents, including WHITE proxy card, when it is filed by Comtech with the SEC may be obtained from Comtech free of charge by directing a request to Comtech Telecommunications Corp., Attn: Investor Relations, 68 South Service Road, Suite 230, Melville, New York 11747.

Certain Information Regarding Participants
Comtech, its directors and certain executive officers and employees may be deemed to be participants in the solicitation of Comtech’s security holders in connection with the Annual Meeting. Security holders may obtain information regarding the names, affiliations and interests of such individuals in Comtech’s Annual Report on Form 10-K for the year ended July 31, 2011, which was filed with the SEC on September 27, 2011, and its proxy statement for the annual meeting of stockholders held on December 9, 2010 (the “Prior Annual Meeting”), which was filed with the SEC on November 8, 2010. To the extent holdings of Comtech securities have changed since the amounts printed in the proxy statement for the Prior Annual Meeting, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of such individuals can also be obtained from the proxy statement relating to the Annual Meeting when it is filed by Comtech with the SEC. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov and Comtech’s website at www.comtechtel.com.

PCMTL

Contacts:
Michael D. Porcelain, Senior Vice President and Chief Financial Officer
631-962-7000
info@comtechtel.com

Brunswick Group
Steve Lipin / Monika Driscoll
212-333-3810

Innisfree M&A Incorporated
Art Crozier / Jennifer Shotwell / Larry Miller
212-750-5833

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